AGREEMENT AND PLAN OF MERGER

                            dated as of June 13, 2001

                                 by and between

                          Real-Estateforlease.com, Inc.

                                       and

                              NEV Acquisition Corp.

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of June 13, 2001, is entered into by and between Real-Estateforlease.com, Inc., a Delaware corporation ("REFL"), and NEV Acquisition Corp., a Delaware corporation ("NEV"). Certain capitalized terms used in this Agreement are defined in Section 6.3 hereof.

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the respective Boards of Directors of REFL and NEV have determined that it would be advisable and in the best interests of the stockholders of REFL and NEV, respectively, for REFL to merge with and into NEV pursuant and subject to the terms and conditions set forth in this Agreement (the "Merger");

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, all of the parties hereto desire that the transaction contemplated herein be treated as a tax-free merger transaction pursuant to
Section 368 of the Code.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), the Merger shall be effected and REFL shall be merged with and into NEV at the Effective Time (as defined in Section 1.3), the separate existence of REFL shall cease and NEV shall continue as the surviving corporation in the Merger. The surviving corporation of the Merger shall be herein referred to as the "Surviving Corporation."

         SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place (the "Closing Date") on such date and at such time or place as agreed to in writing by the parties hereto.

         SECTION 1.3. Effective Time. Contemporaneously with the Closing, the Surviving Corporation will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State (the "Effective Time").

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of REFL shall vest in the Surviving Corporation, and all debts, liabilities and duties of REFL shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.5 Certificate of Incorporation; Bylaws. At the Effective Time, (a) NEV's certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation and shall be amended so as to change the Surviving Corporation's name to Real-Estateforlease.com, Inc., and (b) the bylaws of NEV as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.6 Directors; Officers. At the Effective Time, (a) the directors of REFL shall be the directors of the Surviving Corporation, each of whom will serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and
(b) the officers of REFL shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

         SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the stockholders of REFL, as identified on Exhibit "A" hereto, shall receive their prorata portion of 9,500,000 shares of NEV's common stock (the "Merger Consideration") to be issued in connection with the Merger. All outstanding shares of REFL's common stock shall be cancelled by operation of law.

         SECTION 2.2 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding capital stock of NEV shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split, or combination, exchange or readjustment of shares of capital stock of NEV, or any stock dividend thereof, the Merger Consideration shall be appropriately adjusted.

         SECTION 2.3 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of REFL acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of REFL, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of REFL or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE III

                         PAYMENT OF MERGER CONSIDERATION

         SECTION 3.1 Certificates. Promptly after the Effective Time, NEV shall mail to each person or entity entitled to receive the Merger Consideration, as identified on Exhibit "A" hereto, certificates representing such holders' new interest in NEV.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.1 Representations and Warranties of NEV. NEV represents and warrants to REFL as follows:

         (a) Organization, Standing and Power. NEV is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. NEV is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a NEV Material Adverse Effect. For purposes of this Agreement, the term "NEV Material Adverse Effect" means any Material Adverse Effect with respect to NEV, taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of NEV to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays NEV's ability to perform its obligations hereunder. NEV has made available to REFL complete and correct copies of its charter or organizational documents, as amended to the date of this Agreement.

         (b) Capital Structure. NEV has 400,293 shares of common capital stock issued and outstanding and has reserved for issuance an additional 99,708 shares of common capital stock. NEV has no or, at or after the Effective Time, will not have any outstanding option, warrant, call, subscription or other right, agreement or commitment, except as required under the Plan, which either (i) obligates NEV to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of its capital stock, or (ii) restricts the voting, disposition or transfer of shares of its capital stock. There are no outstanding stock appreciation rights or similar derivative securities or rights of NEV.

         (c) Authority: Noncontravention. NEV has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by NEV and the consummation by NEV of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NEV. This Agreement has been duly executed and delivered by NEV and, assuming this Agreement constitutes the valid and binding agreement of REFL, constitutes a valid and binding obligation of NEV, enforceable against NEV in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the charter or organizational documents of NEV, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of a benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, ground lease, franchise, license or similar instrument or undertaking to which NEV is a party or by which NEV or any of its assets are bound, result in the creation or imposition of a material Lien or other restriction or encumbrance on any material asset of NEV, which, singly or in the aggregate, would have a NEV Material Adverse Effect, or (iii) subject to the governmental filings and other matters referred to in the following sentence, violate any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect except for such violations, which, singly or in the aggregate, would only have an immaterial effect. Except as required under the Plan and for the filing of the certificate of merger with the Delaware Secretary of State, no consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") or any third party which has not been received or made, is required by or with respect to NEV in connection with the execution and delivery of this Agreement by NEV or the consummation by NEV of the transactions contemplated hereby.

         (d) Subsidiaries. NEV does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         (e) Intellectual Property. NEV does not own or use any trademarks, tradenames, service marks, patents, copyrights or any applications with respect thereto. NEV has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of NEV infringes upon or involves, or has resulted in the infringement of, any trademarks, tradenames, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened with respect thereto.

         (f) Absence of Certain Changes or Events; No Undisclosed Material Liabilities. Since the confirmation date of the Plan, NEV has conducted its business only in the ordinary course, and there has not been any change, destruction, damage, loss or event which has had or could reasonably be expected to have, individually or in the aggregate, a NEV Material Adverse Effect.

         (g) Employees. NEV (i) has no employees, except for Timothy P. Halter, NEV's sole officer and director, (ii) owes no compensation of any kind, deferred or otherwise, to any current or previous employees, (iii) has no written or oral employment agreements with any officer or director of NEV (iv) is a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by NEV to any stockholder, officer, director or employee of NEV, nor are there any loans or debts payable or owing by any of such persons to NEV or any guarantees by NEV of any loan or obligation of any nature to which any such person is a party.

         (h) Employee Benefit Plans. NEV has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by NEV (collectively, "Employee Benefit Plans"). NEV has no liability for a former Employee Benefit Plan or severance liabilities.

         (i) Taxes. All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by, or with respect to, NEV, either separately or as a member of an affiliated group of corporations, have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of each Taxing Authority. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete.

         (j) Insurance. NEV has no insurance policies in effect. NEV has no outstanding insurance obligations.

         (k) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by NEV , is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NEV .

         (l) Litigation, etc. Except for the Plan, as of the date hereof, (i) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of NEV, threatened against NEV (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) NEV is not subject to any outstanding order, writ, judgment, injunction, order, decree or arbitration order that, in any such case described in clauses (i) and (ii), (A) could reasonably be expected to have, individually or in the aggregate, a NEV Material Adverse Effect or (B) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act, as amended. As of the date hereof, there are no suits, actions, claims or proceedings pending or, to NEV's knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

         (m) Contracts. NEV has no material contracts, leases, arrangements or commitments (whether oral or written) or is a party to or bound by or affected
by any contract, lease, arrangement or commitment (whether oral or written).

         (n) Real Property. NEV neither owns nor leases any real property.


         (o) Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between NEV, on the one hand, and NEV's affiliates, on the other hand ("Affiliate Agreements"). No payments will be made in connection with this Agreement (except as provided for herein) and NEV shall have no Liabilities to any affiliate or officer or director of NEV.

         (p) Disclosure. The representations and warranties and statements of fact made by NEV in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

         SECTION 4.2 Representations and Warranties of REFL. REFL represents and warrants to NEV as follows:

         (a) Organization, Standing and Corporate Power. REFL is a corporation duly organized, validly existing and in good standing under the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a REFL Material Adverse Effect. For purposes of this Agreement, the term "REFL Material Adverse Effect" means any Material Adverse Effect with respect to REFL, taken as a whole, or any change of effect that adversely, or is reasonably expected to adversely, effect the ability of REFL to consummate the transactions contemplated by this Agreement in any material respect or materially impair or delay REFL' ability to perform its obligations hereunder.

         (b) Authority; Noncontravention. The execution, delivery and performance by REFL of this Agreement and the consummation of the Merger by REFL has been duly authorized by all necessary corporate action on the part of REFL. This Agreement has been duly executed and delivered by REFL and, assuming this Agreement constitutes the valid and binding agreement of NEV, constitutes a valid and binding obligation of REFL, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not (i) conflict with any of the provisions of the charter or organizational documents of REFL, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other material agreement, permit, concession, franchise, license or similar instrument or undertaking to which REFL is a party or by which REFL or any of its assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award binding on or applicable to REFL and currently in effect, which, in the case of clauses
(ii) and (iii) above, singly or in the aggregate, would have an REFL Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to REFL in connection with the execution and delivery of this Agreement by REFL or the consummation by REFL of any of the transactions contemplated by this Agreement, except for (i) the filing of the certificate of merger with the Delaware Secretary of State and (ii) consents, approvals, authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in an REFL Material Adverse Effect.

         (c) Common Capital Structure. The authorized common capital stock of REFL consists of 50,000,000 shares of REFL common stock, $.00001 par value. All outstanding shares of capital stock of REFL have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive or similar rights. REFL does not have and, at or after the Effective Time will not have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either (i) obligates REFL to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of REFL, or (ii) restricts the voting, disposition or transfer of shares of capital stock of REFL. There are no outstanding stock appreciation rights or similar derivative securities or rights of REFL.

         (d) No Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of REFL.

         (e) Compliance with Applicable Laws. REFL has and after giving effect to the transactions contemplated hereby will have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the knowledge of REFL there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a REFL Material Adverse Effect. To REFL' knowledge, REFL is in compliance with, and has no liability or obligation under, all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws, except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would only have an immaterial effect.

         (f) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by REFL, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of REFL.

         (g) Disclosure. The representations and warranties and statements of fact made by REFL in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

                                    ARTICLE V

                              CONDITIONS TO MERGER

         SECTION 5.1 Director Approval. The Merger shall be contingent upon approval of this Agreement by its Board of Directors as called for by the Plan.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         SECTION 6.1 Nonsurvival of Representations and Warranties. Except as otherwise contemplated herein, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 6.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

         SECTION 6.2 Fees and Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         SECTION 6.3 Definitions. For purposes of this Agreement, and except as otherwise defined in this Agreement:

         (a) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks in the City of Dallas, Texas are required or permitted to close;

         (c) "Code" shall mean the Internal Revenue Code of 1986, as amended;

         (d) "Liability" means, as to any Person, all debts, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required in accordance with GAAP to be reflected, in such Person's balance sheet.

         (e) "Liens" means, collectively, all material pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

         (f) "Material Adverse Effect" with respect to any party hereto means an event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the party to which it relates;

         (g) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

         (h) "Plan" means NEV's Amended Joint Plan of Reorganization dated November 15, 1999, as modified, and confirmed on July 31, 2000 by the United States Bankruptcy Court for the Central District of California, Los Angeles, Division.

         (i) "Tax" or "Taxes" means (i) any and all taxes (whether federal, state, local or foreign), including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above;

         (j) "Taxing Authority" means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Tax; and

         (k) "Tax Returns" means returns, reports and forms required to be filed with any Taxing Authority.

         SECTION 6.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to NEV :
                           NEV Acquisition Corp.
                           One Panorama Center
                           7710 Las Colinas Ridge, Suite 250
                           Irving, Texas 75063
                           Attention:       Timothy P. Halter
                           Telecopy:        (972) 233-0388

         If to REFL:
                           Real-Estateforlease.com, Inc.
                           192 Sea Ridge Court
                           Shell Beach, California 93449
                           Attention:       Mark DiSalvo

         SECTION 6.5 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".


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         SECTION 6.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 6.7 Entire Agreement: Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies.

         SECTION 6.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         SECTION 6.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 6.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 6.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                            [Signature page follows]

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


         IN WITNESS WHEREOF, NEV and REFL have caused this Agreement to be signed in multiple counterparts by their respective officers thereunto duly authorized, all as of the date first written above.

NEV  ACQUISITION CORP.


By: /s/ Timothy P. Halter
   --------------------------
   Name:    Timothy P. Halter
   Title:   President


REAL-ESTATEFORLEASE.COM, INC.


By: /s/ Mark DiSalvo
   --------------------------
   Name:    Mark DiSalvo
   Title:   President